Exhibit 10.33

CONTRACT REVENUES AGREEMENT

This Contract Revenues Agreement (this "Agreement") is entered into this 5th day of September, 2006 (the "Effective Date"), by and between SUNDANCE POWER, LLC, a Colorado limited liability company, 813 14th Street, Suite B, Golden, Colorado 80401 ("Sundance"); and SOLAR POWER, INC., a California corporation, 4080 Cavitt Stallman Road, Granite Bay, California 95746 ("Solar Power").

RECITALS

A.   Sundance and Dale Renewable Consulting, Inc. ("DRCI") entered into an agreement in which DRCI agreed to pay Sundance specified percentages of the total revenues of certain contracts developed by Sundance and installed by DRCI (the "Joint Contracts"), according to a revenue sharing schedule (the "Revenue Sharing Schedule"), in exchange for Sundance providing certain goods and services (the "Goods and Services") to DRCI and the Joint Contract customers.

B.   Solar Power acquired certain assets of DRCI, including the Joint Contracts.

C.   Solar Power and Sundance desire to enter into an agreement in which Solar Power will retain the revenues that would otherwise be paid to Sundance under the Revenue Sharing Schedule, and acquire the service mark of Sundance, in exchange for cash and stock payments to Sundance.

AGREEMENT

1.   Initial Payment by Solar Power. On the Effective Date of this Agreement, Solar Power will power will pay to Sundance $75,000.00 in cash or certified funds, and will issue to Sundance common stock of Solar Power worth $75,000.00 at the current market price.

2.   Subsequent Payment by Solar Power. Upon the earlier of (a) the Completion (as defined below) of the Joint Contracts, which contracts are listed in Exhibit A attached to this Agreement and incorporated herein by this reference; or (b) December 31, 2006, provided that Sundance has used reasonable efforts to provide the Goods and Services, which goods and services are listed in Exhibit B attached to this Agreement and incorporated herein by this reference, and notwithstanding any termination of any of the Joint Contracts for any reason not within the sole control of Sundance, Solar Power will pay to Sundance $175,000.00 in cash or certified funds, and will issue to Sundance common stock of Solar Power worth $175,000.00 at the Market Price as of the date of Completion (as defined below). "Market Price" shall be defined as 1) the median between opening and closing price on the effective date if the stock is trading on any exchange at the time of transfer; or 2) the most recent private transfer price if the stock is not yet traded on an exchange.

3.   Completion. The "Completion" of the Joint Contracts occurs when Solar Power has received final payment under the terms of each contract. Effective on the date of receipt of final payment for an individual Joint Contract, Solar Power will make a payment to Sundance that is proportional to the percentage of the specific Joint Contract revenue compared to combined revenue of all Joint Contracts. Such payment will consist of 50% cash or certified funds and 50% common stock at the Market Price.

4.   Reduction of Payment. If payments to Solar Power under the terms of the Joint Contract(s) are reduced because of reasons within the sole control of Sundance, the payment of cash and issuance of stock to Sundance under Section 2 above will be reduced by the following formula: The amount that the payments to Solar Power under a Joint Contract are reduced by reasons within the sole control of Sundance will be multiplied by the percentage of the total revenues of that Joint Contract compared to the combined revenue of all Joint Contracts and Solar Power's payment to Sundance will be reduced by that resulting amount, allocated evenly among cash and stock. Provided, however, that under no circumstances will Sundance owe money to Solar Power. By way of example only, if Sundance fails to timely deliver a product under one of the Joint Contracts, and that failure by Sundance results in a penalty of a $1,000.00 reduction in the Joint Contract price, and Joint Contract price is 55% of the combined revenue of all Joint Contracts, Solar Power's total obligation to Sundance will be reduced by $550.00, resulting in a reduction in cash of $225.00 and a reduction in stock valued at $225.00, at Market Price as specified above.

5.   Obligations of Sundance. In exchange for the payments from Solar Power as specified above, but subject to the condition subsequent that Solar Power pay to Sundance all of the consideration specified in this Agreement (the "Consideration"), Sundance does all of the following:

a.    Relinquishes its right to obtain any Future Payment constituting a share of the revenues of any Joint Contract or other Solar Power Contracts. "Future Payment" shall mean any payment to Sundance by a customer, including DRCI, that results from a Sundance invoice dated after July 31, 2006.

b.    Relinquishes its right to obtain any Future Payment from the sale or installation of solar electric power system Goods and Services.

c.    Transfers to Solar Power all of its rights to the service mark of Sundance. The parties acknowledge and agree that Sundance will retain the right to use its current entity name, Sundance Power, LLC, subject to its obligation to dissolve, as specified below.

d.    Agrees that upon its receipt of all the Consideration, and provided that Solar Power is not otherwise in breach of this Agreement, it will cause its Manager to begin, and thereafter diligently pursue, the process of distributing its assets to its Members and winding up the affairs of the company; and thereafter, it will dissolve.

6.   Default by Solar Power. In addition to any other rights available to Sundance under this Agreement and applicable law, if Solar Power breaches any of the terms of this Agreement, and does not cure the breach within 10 days after written notice from Sundance specifying the breach, (i) Solar Power's rights to the service mark of Sundance will automatically be transferred back to Sundance, and Solar Power will immediately cease all use of the name and mark or any similar mark or name; (ii) Solar Power will be obligated to immediately pay to Sundance the greater of the amount due under this Agreement, or under the terms of the agreement between Sundance and DRCI; and (iii) and Sundance will have no further obligation under this Agreement.

7.    Notices. Any notices required or contemplated under the terms of this Agreement or by law may be given by personal delivery, courier, or certified mail, directed to the appropriate party at the address above, or such other addresses as any party may designate in writing prior to the time of the giving of such notice. Notices will be deemed "delivered" when received by the party being notified if given by personal delivery or courier; or if given by certified mail, three (3) days after being deposited with the U. S. Postal Service with proper address and postage paid; unless delivery is refused or the party does not retrieve the notice after notification by the Postal Service or courier, in which case the notice is effective upon attempted personal delivery, mailing, or deposit with a courier service (as applicable).

8.    Modifications. Any modification to this Agreement must be in writing and signed by both parties.

9.    Applicable Law and Forum. Except to the extent that U. S. federal law applies, the construction, validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the laws of the State of California. The parties submit to jurisdiction of and venue in the State and Federal Courts located in California in any legal proceeding necessary to interpret or enforce this Agreement or any part of this Agreement.

10.     No Waiver. Failure by either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provisions, and shall in no way affect that party's right to later enforce the provisions.

11.     Partial Invalidity. If any of the provisions contained in this Agreement are held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect.

12.     Attorneys' Fees and Costs. If any legal action is brought to enforce or interpret this Agreement, the prevailing party in the action is entitled to recover its reasonable attorneys' fees and costs from the other party.

13.     Assignment. Neither party may assign this Agreement or any of its rights or obligations under the terms of this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

14.     Interpretation. Each party represents that it has had the assistance of counsel concerning this Agreement or has had an opportunity to consult with legal counsel of its choosing concerning this Agreement, and each party agrees that this Agreement may not be construed or interpreted against any party on the grounds of authorship.

15.     Captions. The headings in this Agreement are for purposes of identification only and will not be considered in construing this Agreement.

16.     Binding Effect. All the terms and provisions of this Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties, to the extent this Agreement is assignable.

17.     Entire Agreement. This Agreement, including its exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, understandings and negotiations with respect to the subject matter hereof.

18.     Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, and all of which together shall constitute one and the same document.

[Signatures Immediately Follow]

SIGNATURE PAGE

SUNDANCE POWER, LLC	SOLAR POWER, INC.

By:/s/ Kirk Stokes	By: /s/ Glenn Carnahan
Print Name: Kirk Stokes	Print Name: Glenn Carnahan
Title: President	Title: CFO